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                                                                 Exhibit 4.1

                              RESTRUCTURING AGREEMENT

    THIS RESTRUCTURING AGREEMENT ("AGREEMENT") is entered into as of July 29, 1997 (the "EFFECTIVE DATE"), by and between:

    (i)  Yahoo! Inc., a California corporation ("YAHOO");

   (ii)  Visa Marketplace, Inc., a Delaware corporation ("VISA");

  (iii) Visa International Service Association, a Delaware corporation ("VISA INTERNATIONAL");

   (iv)  Sterling Payot Company, a Delaware corporation ("SPC"); and

    (v) Sterling Payot Capital, L.P., a California limited partnership ("STERLING PAYOT", and together with Yahoo, Visa, Visa
         International and SPC, the "PARTIES").

                                      BACKGROUND

    Yahoo, Visa and Sterling Payot are parties to a Limited Liability Company Agreement dated as of August 26, 1996 (the "LLC AGREEMENT"), with respect to the formation of Yahoo! MarketPlace, L.L.C., a Delaware limited liability company (the "COMPANY"). (All capitalized terms not otherwise defined herein shall have the meanings given them in the LLC Agreement.)

    Yahoo, Visa International and the Company are parties to an Operating Agreement dated as of August 26, 1996 (the "OPERATING AGREEMENT"), pursuant to which Yahoo and Visa International entered into certain agreements relating to the Company and its operations.

    Visa International, Sterling Payot and SPC entered into a Yahoo! MarketPlace Co-Investment Agreement dated as of March 27, 1997 (the "Co-Investment Agreement") pursuant to which Visa International, Sterling Payot and SPC entered into certain agreements relating to the Company.

    Yahoo desires to purchase Visa's and Sterling Payot's respective Percentage Interests in the Company, and each of Visa and Sterling Payot desire to sell such Percentage Interests to Yahoo; and the Parties desire in such regard that the Operating Agreement will be terminated.

    Certain disputes and claims have arisen among the Parties with respect to the interpretation of and the Parties' respective performance under the Operating Agreement and the LLC Agreement; and the Parties desire to resolve such disputes and claims, and to release each other from further liability with respect thereto.


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    On this basis, and in consideration of the mutual agreements set forth in this Agreement, the Parties have agreed as follows:

                                      AGREEMENT

1.  CONSIDERATION TO VISA GROUP.

    1.1 ISSUANCE OF YAHOO COMMON STOCK. As full payment for the transfer to Yahoo of Visa's and Sterling Payot's Percentage Interests, and in consideration for all of Visa's and Sterling Payot's other obligations under this Agreement, Yahoo has issued to Visa and Sterling Payot in the aggregate the number of fully paid and non-assessable shares of Common Stock of Yahoo (collectively, the "SHARES") equal to (i) twenty-two million five hundred thousand dollars ($22,500,000), divided by (ii) the last sale price of the Yahoo Common Stock on the NASDAQ Stock Market on the Effective Date (the "CLOSING PRICE"). The total number of Shares shall be rounded down to the nearest whole Share. The Shares shall be allocated as between Visa and Sterling Payot in accordance with their written instructions.

    Certificates representing the Shares will be delivered by Yahoo to Visa and Sterling Payot within five (5) business days from the Effective Date.

    1.2 ALLOCATION OF CONSIDERATION. The Parties agree that the total consideration paid by Yahoo hereunder is allocated as follows: The purchase of Percentage Interests from the Visa Group represents in the aggregate four hundred fifty thousand dollars ($450,000), representing the return of their initial capital contributions to the Company; and the resolution of claims, the releases set forth herein, the termination of certain agreements and the other obligations of Visa and Sterling Payot hereunder represents, in the aggregate twenty-two million fifty thousand dollars ($22,050,000).

    1.3 DEFINITION OF SHARE GROUPS. For the purposes of this Agreement, the Shares shall be deemed to be in the following separate groups: "FIRST GROUP SHARES" shall mean the number of Shares equal to $12,500,000 divided by the Closing Price; "SECOND GROUP SHARES" shall mean the number of Shares equal to $5,000,000 divided by the Closing Price; and "THIRD GROUP SHARES" shall mean the number of Shares equal to $5,000,000 divided by the Closing Price; in each case rounding down to the nearest whole share. In the event that as a result of rounding the total of the First Group Shares, Second Group Shares and Third Group Shares under the foregoing formulas does not equal the total number of shares provided in Section 1.1, an appropriate adjustment will be made to the number of First Group Shares. In each case, the number of such Shares also shall be appropriately adjusted for any stock split, reverse stock split, stock dividend, combination or similar event affecting the Yahoo Common Stock after the Effective Date. The allocation of Shares among the First Group Shares, Second Group Shares and Third Group Shares shall apply pro rata to Shares held by Visa and Sterling Payot based upon the total number of Shares initially issued to each of them.

2.  DISPOSITION OF INTERESTS IN THE COMPANY AND RELATED MATTERS.

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    2.1  TRANSFER OF PERCENTAGE INTERESTS.  Effective upon execution and delivery of this Agreement, each of Visa and Sterling Payot hereby irrevocably conveys and assigns to Yahoo all of their right, title and interest in the Company, including, without limitation, all Percentage Interests held by Visa and Sterling Payot pursuant to the LLC Agreement. Visa and Sterling Payot acknowledge and agree that after the Effective Date they shall have no equity or other interest of any kind in the Company.

    2.2 TERMINATION OF THE OPERATING AGREEMENT. Yahoo and Visa International hereby agree that, pursuant to Section 9.2(iv) of the Operating Agreement, the Operating Agreement is terminated in its entirety, and that none of the parties hereto shall have any obligation or liability of any kind under the Operating Agreement, notwithstanding the provisions of Section 9.4 of the Operating Agreement.

    2.3 TERMINATION OF THE CO-INVESTMENT AGREEMENT. Sterling Payot, SPC and Visa International hereby agree that the Co-Investment Agreement is terminated in its entirety, and none of such parties shall have any obligation or liability of any kind under the Co-Investment Agreement.

3.  MUTUAL RELEASE.

    3.1 RELEASE BY VISA AND VISA INTERNATIONAL. Each of Visa and Visa International and each of their officers, directors, shareholders, partners, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries, related companies, transferees, assigns, administrators, heirs, servants, and representatives, hereby release each of Yahoo, SPC, and Sterling Payot, and each of their officers, directors, shareholders, partners, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries, related companies, licensees, business partners, transferees, assigns, administrators, heirs, servants, and representatives, of and from any and all claims, responsibilities, duties, obligations, demands, costs, expenses, debts, sums of money, accounts, losses, damages, actions and causes of action, or liabilities of whatsoever character, nature, kind, or designation (in law or in equity, absolute or contingent, matured or unmatured, known or unknown, discoverable or undiscoverable, past or present, liquidated or unliquidated), based on or arising out of any matter, fact or thing (including but not limited to any claim or demand) relating to or arising from the LLC Agreement, the Operating Agreement and (in the case of SPC and Sterling Payot) the Co-Investment Agreement; provided, however, that nothing contained herein shall relieve or discharge any party of or from any of its obligations under this Agreement.

    3.2 RELEASE BY YAHOO. Yahoo and its officers, directors, shareholders, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries, related companies, transferees, assigns, administrators, heirs, servants, and representatives, hereby release each of Visa, Visa International and Sterling Payot, and each of their respective officers, directors, shareholders, partners, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries, related companies, licensees, business partners, transferees, assigns, administrators, heirs, servants, and representatives, of and from any and all claims, responsibilities, duties, obligations, demands, costs, expenses, debts, sums of money, accounts, losses, damages, actions and causes of action, or liabilities of whatsoever character, nature, kind, or designation (in law or in equity, absolute or contingent, matured or unmatured, known or unknown, discoverable or undiscoverable, past or present, liquidated or unliquidated), based on or arising out of any matter, fact or thing (including but not limited to any claim or demand) relating to or arising from the LLC Agreement or the Operating Agreement; provided, however, that nothing contained herein shall relieve or discharge any party of or from any of its obligations under this Agreement.

         3.3 RELEASE BY STERLING PAYOT AND SPC. Sterling Payot and SPC, and each of their officers, directors, shareholders, partners, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries, related companies, transferees, assigns, administrators, heirs, servants, and representatives, hereby release each of Yahoo, Visa and Visa International, and each of their respective officers, directors, shareholders, employees, agents, attorneys, predecessors, successors, parents, affiliates, subsidiaries, related companies, licensees, business partners, transferees, assigns, administrators, heirs, servants, and representatives, of and from any and all claims, responsibilities, duties, obligations, demands, costs, expenses, debts, sums of money, accounts, losses, damages, actions and causes of action, or liabilities of whatsoever character, nature, kind, or designation (in law or in equity, absolute or contingent, matured or unmatured, known or unknown, discoverable or undiscoverable, past or present, liquidated or unliquidated), based on or arising out of any matter, fact or thing (including but not limited to any claim or demand) relating to or arising from the LLC Agreement, the Operating Agreement and (in the case of Visa International and Visa) the Co-Investment Agreement; provided, however, that nothing contained herein shall relieve or discharge any party of or from any of its obligations under this Agreement.

    3.4 WAIVER OF UNKNOWN CLAIMS. The Parties expressly waive and assume the risk of any and all claims for damages or other relief that exist as of this date, but of which they may not know or suspect to exist, whether through negligence, inadvertence, ignorance, error, or otherwise, and which, if known, would materially affect their decision to enter into this Agreement. To this extent, and as a further inducement for this settlement, the Parties explicitly waive the provisions of Section 1542 of the Civil Code of California (or any comparable federal law or laws of any other state or common law principle), which provides:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Without limiting the foregoing, each party shall be deemed to have, and by operation of this Agreement shall have, fully, finally, and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Further, it is understood by each Party that there is a risk that subsequent to the execution of this Agreement, it may incur or suffer loss, damage, or liability which in some way is caused by or related to matters which are the subject of this Agreement. Further, there is a risk that the loss, damage, or liability presently known may be or become greater than such Party now expects or anticipates. Each Party assumes this risk and this Agreement shall apply to all such unknown or unanticipated results, as well as those known and anticipated.

4.  CERTAIN LIMITATIONS ON RESALE OF THE SHARES.

    4.1 LEGAL RESTRICTIONS ON RESALE. The Shares shall not be transferable in the absence of a registration under the Securities Act of 1933 (the "SECURITIES ACT") or an exemption therefrom or in the absence of compliance with this Section 4.

    4.2  CERTAIN ADDITIONAL RESTRICTIONS ON RESALE.

         (a) SECOND GROUP SHARES. Neither Visa nor Sterling Payot will offer, sell, contract to sell, transfer or otherwise dispose of any Second Group Shares prior to the first anniversary of the date of this Agreement; provided that this restriction shall not apply to and shall terminate upon any merger or other transaction which results in the holders of Yahoo voting stock prior to such transaction holding in the aggregate less than fifty percent (50%) of the voting stock of the surviving entity following such transaction.

         (b) THIRD GROUP SHARES. Neither Visa nor Sterling Payot will offer, sell, contract to sell, transfer or otherwise dispose of any Third Group Shares prior to the second anniversary of the date of this Agreement; provided that this restriction shall not apply to and shall terminate upon any merger or other transaction which results in the holders of Yahoo voting stock prior to such transaction holding in the aggregate less than fifty percent (50%) of the voting stock of the surviving entity following such transaction.

         (c) PROHIBITION ON CERTAIN RELATED TRANSACTIONS. The foregoing restrictions are expressly agreed to preclude Visa and Sterling Payot from engaging in any hedging or other transaction during the specified periods that is designed to or reasonably expected to lead to or result in a disposition of Second Group Shares or Third Group Shares, as the case may be, even if such shares would be disposed of by someone other than Visa or Sterling Payot. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) that is not covered by shares other than the Second Group Shares or Third Group Shares, as the case may be, or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any shares of Yahoo Common Stock or with respect to any security (other than a broad based market basket or index) that includes, relates to or derives any significant part of its value from the Second Group Shares or the Third Group Shares, as the case may be.

         (d) NO PROHIBITION ON DISTRIBUTION TO PARTNERS. Notwithstanding the foregoing, any holder of Shares that is a partnership or limited liability company may distribute some or all of its Shares to its partners or members at any time so long as each recipient of such distribution expressly assumes in a writing delivered to Yahoo all of the obligations in respect of such Shares hereunder as would have applied to the transferor in the absence of such distribution.

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

    4.3  RESTRICTIVE LEGENDS; STOP TRANSFER ORDERS.

         (a) SECURITIES ACT LEGEND. Each certificate representing Shares shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM."

    The foregoing legend will be removed from a certificate if (i) with respect to any particular sale of Shares, Yahoo receives an opinion of counsel reasonably satisfactory to Yahoo that such sale of Shares complies fully with Rule 144 under the Securities Act, or (ii) in Yahoo's opinion the Shares represented by such certificates are available for resale pursuant to Rule 144(k) under the Securities Act, or (iii) such Shares are sold pursuant to an effective registration statement with the United States Securities and Exchange Commission ("SEC").

         (b) AGREEMENT LEGENDS. So long as any Shares shall be subject to any other restrictions on resale pursuant to this Agreement, the certificates representing such Shares shall also bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON SALE, TRANSFER OR ASSIGNMENT, PURSUANT TO THE RESTRUCTURING AGREEMENT BETWEEN YAHOO! INC., VISA MARKETPLACE, INC., VISA INTERNATIONAL AND STERLING PAYOT CAPITAL, L.P."

         (c) STOP TRANSFER ORDERS. So long as the foregoing restrictions on resale remain in effect, Visa and Sterling Payot agree and consent to the entry of stop-transfer instructions with Yahoo's transfer agent against the transfer of Shares except in compliance with this Agreement.

    4.4 REPORTING. With a view to making available to the holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Visa and Sterling Payot to sell Shares to the public without registration, Yahoo hereby covenants and agrees to use all reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Effective Date; (ii) file with the SEC in a timely manner all reports and other documents required of Yahoo under the Securities Act and Securities Exchange Act of 1934 ("EXCHANGE ACT"); and (iii) furnish to Visa or Sterling Payot, as long as such Party owns any Shares, forthwith upon request, (A) a written statement by Yahoo that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act,
(B) a copy of the most recent annual or quarterly report of Yahoo, and (C) such other information as may be reasonably requested in order to avail such


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Party of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

5.  REGISTRATION OF THE FIRST GROUP SHARES.

    5.1 REGISTRATION STATEMENT. Within ten (10) days following the Effective Date, Yahoo shall prepare and file a shelf registration statement on Form S-3 (or its equivalent) (the "REGISTRATION STATEMENT") to register the First Group Shares ("REGISTRABLE SECURITIES") for resale under the Securities Act and thereafter shall use all reasonable efforts to secure the effectiveness of the Registration Statement.

    5.2 REGISTRATION EXPENSES. Yahoo shall pay all Registration Expenses and Selling Expenses (each as defined below) in connection with any registration, qualification or compliance hereunder, and the holders of Registrable Securities (each a "HOLDER") shall pay all other expenses that are not Registration Expenses or Selling Expenses relating to the Registrable Securities resold by such Holder. "REGISTRATION EXPENSES" shall mean all expenses, except for Selling Expenses, incurred by Yahoo in complying with the registration provisions herein described, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Yahoo, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration. "SELLING EXPENSES" shall mean all selling commissions charged by Goldman, Sachs & Co., stock transfer taxes applicable to the Registrable Securities and the reasonable cost of one legal counsel to represent the Holders (up to a maximum of $10,000).

    5.3 ONGOING COVENANTS. In the case of any registration effected by Yahoo pursuant to these registration provisions, Yahoo will use all reasonable efforts to:

         (a) Keep such registration effective until the first anniversary of the Effective Date, or if earlier, until the date on which all First Group Shares have been sold;

         (b) Subject to Section 5.4, prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;

         (c) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

         (d) Use all reasonable efforts to register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Yahoo shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

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         (e)  Cause all Registrable Securities (and all other Shares) to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Yahoo are then listed or quoted; and

         (f) Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

    5.4  PROCEDURES FOR SALE OF SHARES UNDER REGISTRATION STATEMENT.

         (a) NOTICE AND APPROVAL. If any Holder shall propose to sell any Registrable Securities pursuant to the Registration Statement, it shall notify Yahoo of its intent to do so at least two (2) full trading days prior to such sale, and the provision of such notice to Yahoo shall conclusively be deemed to reestablish and reconfirm an agreement by such Holder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Holder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such two (2) trading-day period, Yahoo may refuse to permit the Holder to resell any Registrable Securities pursuant to the Registration Statement; provided, however, that in order to exercise this right, Yahoo must deliver a certificate in writing to the Holder to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then-current form without the addition of material, non-public information about Yahoo, could constitute a violation of the federal securities laws. Notwithstanding the foregoing, (i) Yahoo will use its best efforts to ensure that the Holders shall have at least five (5) trading days available to sell Registrable Securities prior to September 30, 1997 (in light of factors such as the timing of any required review of the Registration Statement by the Securities and Exchange Commission), and (ii) Yahoo will ensure that in any event the Holders shall have at least twenty
(20) trading days (prorated for partial quarters) available to sell Registrable Securities during each calendar quarter (or portion thereof) from October 1, 1997 until the first anniversary of the Effective Date.

         (b) DELIVERY OF PROSPECTUS. For any offer or sale of any of the Registrable Securities by a Holder in a transaction that is not exempt under the Securities Act, the Holder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Yahoo covering the Registrable Securities in the form furnished to the Holder by Yahoo to the purchaser of any of the Registrable Securities on or before the settlement date for the purchase of such Shares.

         (c)  COPIES OF PROSPECTUSES.  Subject to the provisions of this
Section 5.4, when a Holder is entitled to sell and gives notice of its intent to sell Registrable Securities pursuant to the Registration Statement, Yahoo shall, within two (2) trading days following the request, furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the

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purchasers of such Registrable Securities, such prospectus shall not as of the date of delivery to the Holder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

    5.5 ASSIGNMENTS. Except as provided in Section 4.2(d) or Section 8.4, the right to sell Registrable Securities pursuant to the Registration Statement described herein may be assigned to any subsequent Holder only with Yahoo's prior written consent. In the event that it is necessary, in order to permit a Holder to sell Registrable Securities pursuant to Yahoo's Registration Statement, to amend the Registration Statement to name such Holder, such Holder shall, upon written notice to Yahoo, be entitled to have Yahoo make such amendment as soon as reasonably practicable. Notwithstanding the above provisions relating to Registration Expenses, in the event that such an amendment is requested, the Holder shall, at the request of Yahoo, be obligated to reimburse Yahoo for reasonable Registration Expenses incurred by it in connection with such amendment.

    5.6  INDEMNIFICATION.

         (a) INDEMNIFICATION BY YAHOO. To the extent permitted by law, Yahoo will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, its officers, directors, shareholders or partners and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Yahoo of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Yahoo will pay to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 5.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Yahoo; nor shall Yahoo be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, or (ii) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the Prospectus most recently provided by Yahoo to the Holder as of the date of such sale.

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


         (b) INDEMNIFICATION BY HOLDERS. To the extent permitted by law, each selling Holder will indemnify and hold harmless Yahoo, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Yahoo within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Holder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Holder to deliver the most current prospectus provided by Yahoo prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration or such Violation is caused by the Holder's failure to deliver to the purchaser of the Holder's Shares a prospectus (or amendment or supplement thereto) that had been made available to the Holder by Yahoo; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5.6(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this
Section 5.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of each Holder under this Section 5.6 shall not exceed the gross proceeds received by such Holder in connection with sale of Shares pursuant to the Registration Statement.

         (c) INDEMNIFICATION PROCEDURES. Promptly after receipt by an indemnified party under this Section 5.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain separate counsel, at the indemnified party's sole expense, to participate in any such action. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.6.

         (d)  CONTRIBUTION.  If the indemnification provided for in this
Section 5.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

    5.7 CERTAIN ADDITIONAL AGREEMENTS OF THE HOLDERS. Prior to and so long as the Registration Statement shall remain effective, each Holder shall:

         (a) Not engage in any stabilization activity in connection with the Yahoo Common Stock;

         (b) Not bid for or purchase any Yahoo Common Stock or any rights to acquire Yahoo Common Stock, or attempt to induce any person to purchase any of Yahoo Common Stock other than as permitted under the Exchange Act;

         (c) Not effect any sale or distribution of Registrable Securities until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

         (d) Effect all sales of Registrable Securities in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

    5.8 NO SHORT SALES. Without limiting any other provision of this Agreement, no Holder shall engage in any short-sales of Yahoo's Common Stock prior to the effectiveness of the Registration Statement, except to the extent that any such short-sale is fully covered by freely tradable shares of Common Stock of Yahoo.

    5.9 CHANGES IN RULE 144. In the event that Rule 144 shall be amended or terminated such that Rule 144 is not available for the resale of Shares without registration during the second or third twelve month period following the Effective Date, Yahoo will use its best efforts to cause the effectiveness of Registration Statement to be extended through the third anniversary of the Effective Date, and to promptly file and obtain the effectiveness of a registration statement covering the resale of the Second Group Shares and the Third Group Shares, in each case on the terms and conditions set forth in this Section 5.

6. REPRESENTATIONS AND WARRANTIES OF YAHOO. Yahoo hereby represents and warrants to Visa, Visa International, Sterling Payot and SPC as of the date hereof as follows:

    6.1 CORPORATE STATUS AND POWER; AUTHORIZATION. Yahoo is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Yahoo has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, to sell and issue the Shares and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Yahoo, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the issuance, sale and delivery of the Shares by Yahoo will not materially conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles of Incorporation or Bylaws of Yahoo or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which Yahoo, or any of its properties, is subject.

    6.2 SHARES. The Shares when issued in compliance with the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable. Based on the representations and warranties of Visa and Sterling Payot contained herein, the Shares when issued in compliance with the provisions of this Agreement will be issued in compliance with federal and state securities laws. The issuance and delivery of the Shares is not subject to preemptive or any other similar rights of the shareholders of Yahoo or any liens or encumbrances.

    6.3 SEC DOCUMENTS. Yahoo has filed all the documents (the "SEC DOCUMENTS") that Yahoo was required to file with the SEC under Sections 13 or 14(a) of the Exchange Act, prior to the Effective Date. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    6.4 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of Yahoo is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with federal securities laws and state "blue sky" laws in the jurisdictions in which Shares are offered and/or sold, which compliance will be effected in accordance with such laws, (b) filing the Nasdaq National Market Notification Form for listing of additional shares, which filing will be effected in accordance with the rules thereunder, and (c) filing with the SEC and NASD either a Current Report on Form 8-K or a Quarterly or Annual Report on Form 10-Q or 10-K disclosing the terms of the transaction contemplated by this Agreement. The business of Yahoo is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate would not be reasonably likely to have a material adverse effect on Yahoo's business, financial condition or results of operations.

7.  REPRESENTATIONS AND WARRANTIES OF THE VISA GROUP.

    7.1 VISA. Visa hereby represents and warrants to Yahoo, Sterling Payot and SPC as of the date hereof as follows:

         (a) CORPORATE STATUS AND POWER; AUTHORIZATION. Visa is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Visa has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Visa, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and
(ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof will not materially conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate of Incorporation or Bylaws of Visa or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which Visa, or any of its properties, is subject.

         (b) OWNERSHIP OF PERCENTAGE INTERESTS. Visa owns a thirty percent (30%) Percentage Interest in the Company, and Visa has not assigned, pledged or otherwise transferred, directly or indirectly, such Percentage Interest, and has not entered into any agreement of any kind relating to any such assignment, pledge or transfer. Upon completion of the transfer contemplated by this Agreement, Yahoo will own such Percentage Interest free and clear of all liens, charges or encumbrances of any kind.

         (c) INVESTMENT EXPERIENCE. Visa is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Visa is aware of Yahoo's business affairs and financial condition and has had access to and has acquired sufficient information about Yahoo to reach an informed and knowledgeable decision to acquire the Shares. Visa has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

         (d) INVESTMENT INTENT. Visa is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Visa understands that the Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of such party's investment intent as expressed herein.

         (e) REGISTRATION OR EXEMPTION REQUIREMENTS. Visa further acknowledges and understands that although the First Group Shares will be registered for resale under the Securities Act as provided herein, Visa must comply with the prospectus delivery requirements or meet the requirements of Rule 144 under the Securities Act in order for such party to sell, transfer or otherwise dispose of the Shares. In addition, Visa further agrees to refrain from selling, transferring or otherwise disposing of any Shares, or any interest therein, in such manner as to cause Yahoo to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

         (f) NO LEGAL, TAX OR INVESTMENT ADVICE. Visa understands that nothing in this Agreement or any other materials presented to such party in connection with the receipt of the Shares constitutes legal, tax or investment advice. Visa has consulted such legal, tax and investment advisors as such party, in its sole discretion, has deemed necessary or appropriate in connection with its receipt of the Shares.

    7.2 VISA INTERNATIONAL. Visa International hereby represents and warrants to Yahoo, Sterling Payot and SPC as of the date hereof as follows:

         (a) CORPORATE STATUS AND POWER; AUTHORIZATION. Visa International is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Visa International has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Visa International, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof will not materially conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate of Incorporation or Bylaws of Visa International or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which Visa International, or any of its properties, is subject.

    7.3 STERLING PAYOT. Sterling Payot hereby represents and warrants to Yahoo, Visa and Visa International as of the date hereof:

         (a) CORPORATE STATUS AND POWER; AUTHORIZATION. Sterling Payot is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. Sterling Payot has all requisite legal power and has taken all requisite partnership action to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Sterling Payot, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof by Sterling Payot will not materially conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Limited Partnership Agreement of Sterling Payot or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which Sterling Payot, or any of its properties, is subject.

         (b) OWNERSHIP OF PERCENTAGE INTERESTS. Sterling Payot owns a fifteen percent (15%) Percentage Interest in the Company, and Sterling Payot has not assigned, pledged or otherwise transferred, directly or indirectly, such Percentage Interest, and has not entered into any agreement of any kind relating to any such assignment, pledge or transfer. Upon completion of the transfer contemplated by this Agreement, Yahoo will own such Percentage Interest free and clear of all liens, charges or encumbrances of any kind.

         (c) INVESTMENT EXPERIENCE. Sterling Payot is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Sterling Payot is aware of Yahoo's business affairs and financial condition and has had access to and has acquired sufficient information about Yahoo to reach an informed and knowledgeable decision to acquire the Shares. Sterling Payot has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

         (d) INVESTMENT INTENT. Sterling Payot is purchasing the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Sterling Payot understands that the Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of such party's investment intent as expressed herein.

         (e) REGISTRATION OR EXEMPTION REQUIREMENTS. Sterling Payot further acknowledges and understands that although the First Group Shares will be registered for resale under the Securities Act as provided herein, Sterling Payot must comply with the prospectus delivery requirements or meet the requirements of Rule 144 under the Securities Act in order for such party to sell, transfer or otherwise dispose of the Shares. In addition, Sterling Payot further agrees to refrain from selling, transferring or otherwise disposing of any Shares, or any interest therein, in such manner as to cause Yahoo to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

         (f) NO LEGAL, TAX OR INVESTMENT ADVICE. Sterling Payot understands that nothing in this Agreement or any other materials presented to such party in connection with the receipt of the Shares constitutes legal, tax or investment advice. Sterling Payot has consulted such legal, tax and investment advisors as such party, in its sole discretion, has deemed necessary or appropriate in connection with its receipt of the Shares.

    7.4 STERLING PAYOT COMPANY. SPC hereby represents and warrants to Yahoo, Visa and Visa International as of the date hereof as follows:

         (a) CORPORATE STATUS AND POWER; AUTHORIZATION. SPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SPC has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of SPC, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof will not materially conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate of Incorporation or Bylaws of SPC or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which SPC, or any of its properties, is subject.

8.  Miscellaneous.

    8.1 CONFIDENTIALITY. Each of the Parties hereto, as well as their respective employees, directors, attorneys and agents, agree that it will not disclose any of the terms and provisions of this Agreement to any third party, and that it will take all measures necessary to protect and preserve the confidentiality of this Agreement and the terms herein, unless and to the extent Yahoo is required, in its reasonable judgment, to make such disclosure under the federal securities laws. The Parties agree that, notwithstanding the foregoing, the press release attached to this Agreement as EXHIBIT A will be issued by Yahoo following execution and delivery of this Agreement.

    8.2 GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

    8.3 AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified or supplemented by the parties in any manner, except by an instrument in writing signed on behalf of each of the parties by a duly authorized officer or representative.

    8.4 NO ASSIGNMENT. Except as expressly provided herein, none of the Parties shall transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of each of the other Parties. Any purported transfer, assignment or delegation by any party without the appropriate prior written approval shall be null and void and of no force or effect. Notwithstanding the foregoing, without securing such prior consent, each Party shall have the right to assign this Agreement and all of its rights or obligations to any successor of such party by way of merger or consolidation or the acquisition of all or substantially all of the business and assets of the assigning Party relating to the Agreement, provided that such assignee (i) has at least the same net worth after such transaction as the assigning party has immediately prior to such transaction, and (ii) assumes in writing all of the assigning party's obligations under this Agreement; and provided further that (a) Visa may transfer Shares and assign the rights under this Agreement relating to such Shares to Visa International or Sterling Payot, so long as Visa International or Sterling Payot, as the case may be, assumes in writing all of Visa's obligations under this Agreement in respect of such

Shares and (b) Sterling Payot may transfer Shares and assign the rights under this Agreement relating to such Shares to its constituent partners or to Visa International, so long as each such constituent partner or Visa
International, as the case may be, assumes in writing all of Sterling Payot's obligations under this Agreement in respect of such Shares.

    8.5 NOTICES; APPROVALS. Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the Party giving such notice): (i) personally delivered; or
(ii) transmitted by facsimile (with a copy of such transmission by postage paid prepaid registered or certified airmail, return receipt requested, and with notice of such transmission being made by telephone concurrently with such transmission). Unless otherwise provided herein, all notices shall be deemed to have been duly given on the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, or by facsimile. Either Party may change its address for notice purposes hereof on not less than three (3) days prior notice to the other party. Notice hereunder shall be directed to a party at the address and telephone number for such party which is set forth in the signature page to this Agreement, attention "President."

    8.6 ENTIRE AGREEMENT. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof. No Party has relied upon any promises, inducements, representations made by any other Party or expectations of further business dealings except as expressly provided in this Agreement.

    8.7 WAIVER. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. No party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

    8.8 WAIVER OF JURY TRIAL. EACH OF YAHOO, VISA INTERNATIONAL, VISA AND STERLING PAYOT DO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE SUCH RIGHT ANY PARTY MAY HAVE TO A JURY TRIAL IN EVERY JURISDICTION IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST ANY OTHER PARTY HERETO OR THEIR RESPECTIVE AFFILIATES, SUCCESSORS OR ASSIGNS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY ANY PARTY IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR OTHERWISE VOID OR VOIDABLE).

    8.9 NO THIRD PARTY BENEFICIARIES. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any other than the Parties and the respective successors or assigns of the Parties, any rights, remedies, obligations or liabilities whatsoever.

    8.10 FEES AND EXPENSES. Each Party shall be responsible for the payment of its own costs and expenses, including attorneys' fees and expenses, in connection with the negotiation and execution of this Agreement.

    8.11 RECOVERY OF COSTS AND EXPENSES. If any Party brings an action against any other Party to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees and costs incurred in connection with such action, including any appeal of such action.

    8.12 SEVERABILITY. If the application of any provision or provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the Parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

    8.14 COUNTERPARTS; FACSIMILES. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each Party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

                               [SIGNATURE PAGE FOLLOWS]

    The parties to this Agreement by their duly authorized representatives have executed this Agreement as of the date first above written.

Yahoo! Inc., a                          Visa MarketPlace, Inc., a Delaware
California corporation                 corporation


By: /s/ TIMOTHY KOOGLE                 By:   /s/  TODD CHAFFEE
   -------------------------------        -----------------------------------
Title:  PRESIDENT AND CEO              Title:
      ----------------------------           --------------------------------
                                               Todd Chaffee, President

Address for notices:                   Address for notices:

Attn:  Chief Financial Officer         900 Metro Center Blvd., 12th Floor
3400 Central Expressway, Suite 201     Foster City, CA  94404
Santa Clara, CA  95051

                                       Telecopy:  415-432-5768
Telephone:  408-731-3350
Telecopy:  408-731-3510

Sterling Payot Company,                Visa International Service Association,
a Delaware corporation                 a Delaware corporation

By: /s/ ROBERT SMELICK                 By: /s/ BENNETT KATZ
   -------------------------------        -----------------------------------
Title:                                 Title:
      ----------------------------           --------------------------------

Address for notices:                   Address for notices:

222 Sutter Street, 8th Floor           900 Metro Center Blvd., 12th Floor
San Francisco, CA  94108               Foster City, CA  94404

Telephone:  415-274-4500               Telecopy:  415-432-5768
Telecopy:  415-274-4545

                                       Sterling Payot Capital, L.P.,
                                       a California limited partnership

                                       By:  Sterling Payot Management, Inc.,
                                       a Delaware corporation, its general
                                       partner

                                       By:  /s/  ROBERT SMELICK
                                          -----------------------------------
                                            Robert Smelick, Managing Director

                                       Address for notices:

                                       222 Sutter Street, 8th Floor
                                       San Francisco, CA  94108

                                       Telephone:  415-274-4500
                                       Telecopy:  415-274-4545


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